Exhibit 99.1

DURATA THERAPEUTICS, INC. REPORTS SECOND QUARTER 2013

FINANCIAL RESULTS

Timing of NDA and MAA Submissions Remain on Track

CHICAGO, IL, August 7, 2013 – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced financial results for the quarter ended June 30, 2013.

Q2 2013 Highlights and Recent Events

Accomplishments include the following:

•	Completed an equity offering in April, resulting in approximately $54.1 million of net proceeds before deducting costs payable by us

•	Presented new data demonstrating in vitro potency of dalbavancin against bacterial pathogens at the 23rd Annual ECCMID Meeting

•	Elected Paul A. Friedman, M.D. to the Board of Directors

•	Concluded pre-New Drug Application (“NDA”) clinical and CMC meetings with the Food and Drug Administration (“FDA”)

•	Confirmed process and timeline for NDA submission with the FDA

“We are pleased to reaffirm the timing of the submission of both the NDA and the Marketing Authorization Application (“MAA”),” said Paul Edick, Chief Executive Officer of Durata Therapeutics, Inc. “Based on discussions with the FDA, including pre-NDA meetings in which both clinical and manufacturing data were discussed, we intend to submit to the FDA our initial NDA submission in late September. The MAA submission also remains on track to file with the European Medicines Agency (“EMA”) by year-end.” Mr. Edick continued, “Our cash position following our $54 million equity raise remains strong and will enable us to successfully launch dalbavancin in the U.S. in the second half of 2014.”

Financial results for the quarter ended June 30, 2013

As of June 30, 2013, we had cash and cash equivalents plus short-term investments of $83.5 million, compared to $45.4 million at December 31, 2012. The increase was primarily due to the Company’s equity offering in the second quarter.

Net loss for the three months ended June 30, 2013 (the “2013 Quarter”) was $18.8 million, compared to a net loss of $19.2 million for the three months ended June 30, 2012 (the “2012 Quarter”).

Research and development expenses for the 2013 Quarter were $13.2 million, compared to $16.5 million for the 2012 Quarter. The $3.3 million decrease from the 2012 Quarter to the 2013 Quarter principally resulted from a decrease of $7.6 million related to clinical related trial costs as a result of completing our DISCOVER 1 and DISCOVER 2 clinical trials partially offset by an increase of $3.6 million related to chemistry, manufacturing and control (“CMC”) related expenses for the production of active pharmaceutical ingredient (“API”) for future, potential commercial sale and a $0.5 million increase in costs related to the preparation of the final study report and NDA submission.

General and administrative expense for the 2013 Quarter was $4.5 million, compared to $2.4 million for the 2012 Quarter. The $2.1 million increase from the 2012 Quarter to the 2013 Quarter principally resulted from an increase of $1.8 million for personnel costs and an increase of $0.3 million for insurance and other operating expenses to support our pre-launch activities and increased public company compliance requirements.

Conference Call and Webcast Information

The company will host a conference call today, August 7, 2013 at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 12148199). A replay of the call may be accessed through August 21, 2013 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID12148199). The conference call will also be webcast live on the Investor Relations section of the Company’s website at www.duratatherapeutics.com.

About Dalbavancin

Dalbavancin is an intravenous antibiotic product candidate under investigation for once-weekly dosing, which we believe may facilitate the treatment of patients with ABSSSI in both the in-patient and out-patient settings, potentially reducing the length of a patient’s hospital stay or avoiding hospital admission altogether, with an impact on the overall cost of care for these patients.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata has completed two global Phase 3 clinical trials with its lead product candidate, dalbavancin, under investigation for the treatment of patients with acute bacterial skin and skin structure infections caused by susceptible gram-positive bacteria.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about the timing of the filing of a NDA with the FDA and the timing of the filing of a MAA with the EMA, the potential commercialization of dalbavancin and the sufficiency of our cash reserves. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent quarterly report on Form 10-Q, which is on file with the SEC and is also available on our website. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatherapeutics.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$61,384	$32,257
Short-term investments	22,095	13,094
Prepaid expenses and other current assets	1,857	5,844

Total current assets	85,336	51,195

Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Property and equipment, net	1,009	981
Restricted cash	1,145	852
Deferred charge	11,235	12,417
Other assets	576	—

Total assets	$120,404	$86,548

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,228	$8,618
Accrued expenses	8,597	10,602
Current portion of long-term debt	1,205	—
Income taxes payable	—	2,281

Total current liabilities	15,030	21,501

Long-term debt (less unamortized debt discount of $1,443 at June 30, 2013)	17,352	—
Non-current income tax payable	1,412	1,117
Contingent consideration	20,409	19,836
Accrued interest liability	1,190	—
Other liabilities	318	222

Total liabilities	55,711	42,676

Total stockholders’ equity	64,693	43,872

Total liabilities and stockholders’ equity	$120,404	$86,548

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

					Period from
					inception
	Three month period ended June 30,		Six month period ended June 30,		(November 4, 2009) to June 30, 2013
	2013	2012	2013	2012
Operating expenses:
Research and development expenses	$13,179	$16,528	$24,271	$23,299	$111,115
General and administrative expenses	4,514	2,392	8,565	3,613	26,347
Acquisition related charges, net	289	272	573	540	9,117

Operating loss	17,982	19,192	33,409	27,452	146,579

Other (income) expense
Interest expense	654	—	762	—	762
Interest income	(11)	(4)	(26)	(7)	(85)

Total other (income) expense	643	(4)	736	(7)	677

Loss before income tax expense (benefit)	18,625	19,188	34,145	27,445	147,256

Income tax expense (benefit)	210	—	458	—	(5,353)

Net loss	$(18,835)	$(19,188)	$(34,603)	$(27,445)	$(141,903)

Net loss per common share – Basic and Diluted	$(0.75)	$(260.25)	$(1.59)	$(402.94)
Weighted average common shares – Basic and Diluted	25,169,543	73,727	21,787,331	68,113